Exhibit 10.45

2011 PERFORMANCE GOALS FOR

CEO SHORT-TERM INCENTIVE BONUS

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($) (1)
San Jose Water Company ROE for 2011 Fiscal Year	Target Goal: 10.20% Minimum Threshold: 8.70% Maximum Goal: 11.20%	$104,170
Compliance (Environmental) (2)	Maximum Goal: No material water quality or environmental violations (Goal and Minimum Threshold are not applicable).	$26,040
San Jose Water Company Operational Goals (3)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$26,040

1)	The target 2011 annual cash bonus amount is equal to $156,250, which is 25 percent of Mr. Roth’s base salary per his employment agreement. The actual bonus may range from 0% to 150% of the target amount based on the Committee determination of the achievement of the performance goals:

•	If the target goal is attained, 100 percent of the allocated amount will be paid.

•	If only the minimum threshold is attained, then 50 percent of the allocated amount will be paid.

•	If the maximum goal is attained, then 150 percent of the allocated amount will be paid.

•	Should the actual level of attainment of any such performance goal be between two of the designated levels, then the bonus potential will be interpolated on a straight-line basis.

2)	“No material water quality or environmental violations” means the absence of citations with material fines issued by state or federal environmental regulators in the 2011 fiscal year in connection with violations which occurred in the 2011 fiscal year. A material fine will be deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.

3)	The key water industry objectives will be established by March 30, 2011.